Exhibit 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is effective as of June 20, 2017, by and among Excalibur Parent, LLC, a Delaware limited liability company (“Parent”), Excalibur Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Xactly Corporation, a Delaware corporation (the “Company”).

IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I

Definitions

When used herein, the following terms shall have the meanings specified:

1.1    Amendment. “Amendment” shall mean this Amendment to Agreement and Plan of Merger.

1.2     Merger Agreement. “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 29, 2017, by and among Parent, Merger Sub, and the Company.

1.3     Other Terms. The other capitalized terms used in this Amendment shall have the definitions assigned in the Merger Agreement.

ARTICLE II

Amendment

The definitions of “Additional Vesting Company Options” and “Additional Vesting Company RSUs” in Section 1.1 of the Merger Agreement are hereby amended and restated as follows:

(e) “Additional Vesting Company Options” means, with respect to each Company Option, 66 2/3% of the portion of such Company Option that is not a Vested Company Option prior to the application of this definition. For purposes of clarification, this calculation will be performed individually for each holder of a Company Option and on an award-by-award basis for any holder who holds more than one Company Option. The Additional Vesting Company Options will be treated in accordance with Section 2.8(b)(i) and converted into the right to receive Vested Option Consideration.

(f) “Additional Vesting Company RSUs” means, with respect to each award of Company RSUs, 66 2/3% of the portion of such award of Company RSUs that is not a Vested Company RSU prior to the application of this definition. For purposes of clarification, this calculation will be performed individually for each holder of an award of Company RSUs and on an award-by-award basis for any holder who holds more than one award of Company RSUs. The Additional Vesting Company RSUs will be treated in accordance with Section 2.8(a)(i) and converted into the right to receive the Vested RSU Consideration.

ARTICLE III

Miscellaneous

3.1.     Continuance of Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect.

3.2.     Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

3.3.    Governing Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to its choice of law principles).

3.4.     Counterparts; Headings. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

3.5.     Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

3.6.     Effectiveness. Upon execution by all of the signatories hereto, this Amendment shall be effective as of the date first set forth above.

[Signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Merger as of the day, month and year first written above.

EXCALIBUR PARENT, LLC

By:	/s/ Brian N. Sheth
Name:	Brian N. Sheth
Title:	President

EXCALIBUR MERGER SUB, INC.

By:	/s/ Brian N. Sheth
Name:	Brian N. Sheth
Title:	President

[Signature page to Amendment]

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Name:	Christopher W. Cabrera
Title:	Chief Executive Officer

[Signature page to Amendment]